Exhibit 99.3

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES ANNOUNCES MANAGEMENT EQUITY PLAN

UCC Supports Plan

EAGAN, Minn. — (March 30, 2007) — Northwest Airlines Corporation (OTC: NWACQ.PK) announced today that it and certain of its subsidiaries are providing additional details on its salaried and management employee equity plan.  Approximately 5,200 salaried employees worldwide are eligible to participate in the plan, which will be funded with 5.5 percent of the equity in the reorganized company.

The Official Committee of Unsecured Creditors affirmatively supports the plan.

Approximately 400 Northwest employees at the director, managing director and officer levels will be eligible to receive 4.9 percent of the equity in the reorganized company.  Sixty percent of the equity grants will be in the form of restricted stock, which will have a grant date value of approximately $232 million, assuming a $7.8 billion overall valuation for the company.  The remaining 40 percent of the equity will be in stock options.  Both the restricted stock and stock options will vest over a four-year period.  The stock option awards, which will be priced at fair-market value on the date they are granted, will only have value if the management team achieves the business plan and Northwest’s stock price appreciates.

The management employee equity plan is part of a company-wide compensation structure designed to ensure that all employees participate in the financial success of the company, and to recognize the contributions employees have made to the company’s successful restructuring efforts.  Previously, the company announced that salaried employees below the director level will receive cash and restricted stock units totaling $77.4 million.  All contract employees and non-executive salaried employees are expected to receive approximately $1.5 billion in distributions through unsecured claims, profit sharing and a performance incentive plan during the period of the airline’s business plan, which runs through 2010.

Roy Bostock, a member of Northwest’s Board of Directors and chairman of the  Compensation Committee, said, “Going forward, it is critical that Northwest have the ability to offer a market competitive equity compensation plan, a standard component of executive compensation at virtually all Fortune 500 companies, in order to retain and recruit experienced executive-level employees.  This plan strongly aligns the compensation of executives with the interests of Northwest’s shareholders by tying their compensation opportunity to the value of the reorganized company’s stock.”

“Like all Northwest employees, our management team made financial sacrifices that enabled the company to execute its successful turnaround.  In addition, Northwest’s management-attrition rate is unacceptably high, resulting in significant financial and opportunity costs for the company.  This equity plan will enable Northwest to recruit, retain and provide financial incentives to top-tier management, which is a key to the company’s ongoing success.”

Bostock continued, “This plan aligns executive compensation at Northwest with the financial performance of the company, and the four-year vesting schedule for the restricted stock and option awards ensures continuity during what will likely continue to be a tumultuous period for Northwest and the industry.  These objectives are critical to Northwest’s ability to achieve its business plan and produce sustainable profits, which is in the best interests of Northwest’s employees, investors, customers and business partners.”

“The percentage of equity authorized by Northwest’s Compensation Committee and approved by the Unsecured Creditors Committee is below the average award level to executives at S&P 500 and Fortune 200 companies, and is also below average for post-Chapter 11 companies, including both United and US Airways, two major U.S. airlines that recently emerged from bankruptcy.”

“Northwest’s successful restructuring was possible only because of the hard work and sacrifices of all of our employees, and we believe that employees at every level of the company should participate in the future financial success of the company.  I am confident that the entire Northwest team will continue to work together to produce strong results in the years ahead and will continue to provide excellent service to our customers,” Bostock added.

In designing the management equity plan, Northwest sought guidance from several outside advisors, including Towers Perrin, a respected, global consulting firm that specializes in executive compensation matters.

A revised Disclosure Statement will be filed with the United States Bankruptcy Court for the Southern District of New York, which is overseeing Northwest’s reorganization.  The company intends to begin the solicitation of acceptances to its Plan of Reorganization shortly.  A confirmation hearing for the court to consider approval of the Plan of Reorganization is scheduled for May 16.  The airline plans to emerge from bankruptcy protection during the second quarter of this year.

Northwest Airlines is one of the world’s largest airlines with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures.  Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks.  Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.